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2007 Amendment 77C for 09.30.2007
77C.  ACIT 11/30/07 NSAR

A special meeting of shareholders was held on July 27, 2007, to vote on the following proposals. The proposals received the required number of votes of the American Century Investment Trust, or the applicable fund, depending on the proposal, and were adopted. A summary of voting results is listed below each proposal.

PROPOSAL 1:

To elect eight Trustees to the Board of Trustees of American Century Investment Trust (the proposal was voted on by all shareholders of funds issued by American Century Investment Trust):

John Freidenrich           For:                    3,337,319,127
                           Withhold:                  34,910,607
                           Abstain:                            0
                           Broker Non-Vote:                    0

Ronald J. Gilson           For:                    3,337,806,752
                           Withhold:                  34,422,982
                           Abstain:                            0
                           Broker Non-Vote:                    0

Kathryn A. Hall            For:                    3,337,653,997
                           Withhold:                  34,575,737
                           Abstain:                            0
                           Broker Non-Vote:                    0

Myron S. Scholes           For:                    3,335,709,158
                           Withhold:                  36,520,576
                           Abstain:                            0
                           Broker Non-Vote:                    0

John B. Shoven             For:                    3,337,333,277
                           Withhold:                  34,896,457
                           Abstain:                            0
                           Broker Non-Vote:                    0

Jeanne D. Wohlers          For:                    3,336,368,531
                           Withhold:                  35,861,203
                           Abstain:                            0
                           Broker Non-Vote:                    0

Peter F. Pervere           For:                    3,336,793,063
                           Withhold:                  35,436,671
                           Abstain:                            0
                           Broker Non-Vote:                    0


Jonathan S. Thomas           For:                    3,336,300,729
                             Withhold:                  35,929,005
                             Abstain:                            0
                             Broker Non-Vote:                    0



PROPOSAL 2:

To approve a change in the fee structure of the Advisor Class. This proposal was voted on by the Advisor Class shareholders of the following funds:

                  Prime Money Market         Diversified Bond       High-Yield
For:              1,955,971                  1,627,739              492,484
Against:            144,822                     69,900                    0
Abstain:             13,584                     61,086                    0
Broker
Non-Vote:           500,497                    407,534              347,478

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